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                                   EXHIBIT 5.1
                FORM OF SELECTPOINT PLUS BONUS PROGRAM DISCLOSURE
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SELECT POINT PLUS BONUS PROGRAM

Sales Disclosure for a Flexible Premium Deferred Variable Annuity Policy FPIVA99 and Bonus Program or applicable state variation offered by American United Life Insurance Company(R), PO Box 368, Indianapolis, IN 46206



Flexible Premium Deferred Variable Annuity

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Explanation of Program
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SelectPoint  Plus  permits you to receive a 4% bonus on all  qualifying  premium payments into an AUL Flexible Premium SelectPoint I, II or III contract. A minimum initial contribution of $10,000 is required to have the 4% bonus applied after the expiration of the Right to Examine period. Initial or subsequent premiums received that are less than $10,000 will receive a bonus at the end of the first contract year if the aggregate premiums total at least $10,000, and are received and applied within the first contract year.

Should I return the contract during the Right to Examine period, I understand that AUL will refund the account value. The account value will not include the bonus. (AUL will refund the premium paid in those states where required by law. A refund of premiums will not include the bonus.)


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    Summary of Policy Features
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>> Mortality and Expense Risk and Rider Charges

                                                    Yrs. 1-10           Yrs. 11+
  SelectPoint I                                       1.00%                .90%
  SelectPoint II                                      1.15%               1.05%
  SelectPoint III                                     1.15%               1.05%
        Enhanced DB Rider Charge                       .15%                .15%
  Total SelectPoint III Charge                        1.30%               1.20%

>> Annual Contract Fee -- Lesser of 2% or $30 per policy year; waived for all accounts with an account value in excess of $50,000.

>> SelectPoint I offers a standard death benefit.

>> SelectPoint II offers 12% free annual withdrawal of account value, Critical Care Waiver of Withdrawal Charges, Standard Death Benefit

>> SelectPoint III offers 12% free annual withdrawal of account value, Critical Care Waiver of Withdrawal Charges, Enhanced Death Benefit

>> Withdrawals in excess of 12% (for SelectPoint II, III contracts) of the account value in a given policy year are subject to the following schedule of withdrawal charges. All withdrawals from Select Point I are subject to the following schedule.

        ---------------------------- ------- -------- -------- ------- -------- -------- ------- -------- -------- ------- --------
        Policy Year                    1        2        3       4        5        6       7        8        9       10      11+
        ---------------------------- ------- -------- -------- ------- -------- -------- ------- -------- -------- ------- --------
        Withdrawal Charge %           10%      9%       8%       7%      6%       5%       4%      3%       2%       1%      0%
        ---------------------------- ------- -------- -------- ------- -------- -------- ------- -------- -------- ------- --------

>> Dollar Cost Averaging - Allows you invest your premium payments in AUL's Money Market Investment Account and then transfer a specified dollar amount on a regular basis into one or more Other Investment Accounts.

>> Portfolio Rebalancing - Automatically adjusts your Investment Account balances to be consistent with the allocation most recently requested.




SelectPoint Policy Descriptions

>> Standard Death Benefit: Pays the greater of the account value or premiums paid, adjusted for withdrawals upon the death of the annuitant. The bonus paid under this program would not be deducted from the death benefit payable.

>> Enhanced Death Benefit: Pays the greater of premiums paid or the highest account value on any contract anniversary prior to age 86, less prior withdrawals. The bonus paid under this program would not be deducted from the death benefit payable.

>> Critical Care Waiver of Withdrawal Charges: All withdrawal charges will be waived if the policyholder requires long-term care, is confined to a hospital or has a terminal illness.


The policy features and descriptions are intended to be a summary. Please refer to the prospectus for details regarding the SelectPoint plans. For a current SelectPoint variable annuity prospectus containing more complete information including charges and expenses, call AUL at (800) 863-9354. Please read the prospectus carefully before you invest or send money.


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Applicant's Statement
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I, the undersigned  Applicant,  acknowledge  that I have read and understand the above summary and prospectus provided and believe the SelectPoint Plus variable annuity is a suitable product for my financial needs.


_____________________________________                              ________________________________________
Applicant's Signature                         Date                 Joint Owner's Signature                            Date

_____________________________________                              ________________________________________
Agent's Signature                             Date                 Agent Name (PLEASE PRINT)                          Date

________________  ________________
Agent Code                  Agency Code


This form must accompany the SelectPoint variable annuity application or a bonus will not be applied to the SelectPoint contract.